Exhibit 4

Allergan EquiCo B.V.

Keizerstraat 13

4811 HL Breda

Netherlands

August 3, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

This letter confirms that A. Robert D. Bailey is authorized and designated to sign all securities related filings with the Securities and Exchange Commission on behalf of Allergan EquiCo B.V. This authorization and designation shall be valid for three years from the date of this letter.

Allergan EquiCo B.V.

By:	/s/ Maurice Mulders

Name:	Maurice Mulders
Title:	Managing Director